Exhibit 10.32
Description of Amendment of Stock Option Grant to Robert Blair Dated June 30, 2005
On June 30, 2005, the Compensation Committee of the Board of Directors of ESS Technology, Inc. (the “Company”) approved an amendment to a stock option to purchase 160,000 shares of Company common stock at an exercise price of $4.12 per share that was granted to Robert L. Blair, President and Chief Executive Officer of the Company, on June 29, 2005. The amendment partially accelerated the vesting of the option such that 13/24th of the total number of shares subject to the option were vested on June 30, 2005 and 1/24th of the total number of shares subject to the option will vest on the 3rd day of each month thereafter commencing on July 3, 2005, and continuing through May 3, 2006. The Compensation Committee determined that the option, as amended, reflects the original understanding between Mr. Blair and the Company with respect to the intended vesting schedule of the option.